INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of BE Aerospace, Inc. on Form S-8, relating to the Amended and Restated 1989 Stock Option Plan and the 1996 Stock Option Plan, of our report dated April 16, 1999, appearing in the Annual Report on Form 10-K of BE Aerospace, Inc. for the year ended February 27, 1999.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Costa Mesa, California
October 11, 1999